Exhibit (k)(3)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into by and among THL Credit Opportunities, L.P., a Delaware limited partnership (“Seller”), THL Credit, Inc., a Delaware corporation (“Buyer”), and THL Credit Partners BDC Holdings, L.P., a Delaware limited partnership (the “Recipient”) and, together with Buyer and Seller, the “Parties”). This Agreement shall be effective as of April 20, 2010.

RECITALS

WHEREAS, Seller owns the assets set forth on Schedule A in the amount indicated on Schedule A (such assets, the “Transferred Assets”);

WHEREAS, Seller will transfer to Buyer the Transferred Assets; and

WHEREAS, Buyer will transfer to Recipient the consideration set forth separately for each Transferred Asset on Schedule B (the “Consideration”), which Recipient will receive at the request and direction of Seller.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Parties agree as follows:

1. Transfer. As of the date hereof, Seller does hereby contribute, assign, transfer, convey and deliver to Buyer, and Buyer does hereby accept and assume from Seller, all of Seller’s right, title and interest in and to each of the Transferred Assets; free and clear of all liens, claims, interests, or other legal or equitable encumbrances, limitations or restrictions (collectively, “Liens”) except for Transaction-Specific Documentary Restrictions. “Transaction-Specific Documentary Restrictions” mean the restrictions imposed pursuant to the Loan Documents. “Loan Documents” mean the agreements to which Seller is a party with respect to the Transferred Assets set forth on Schedule A hereto.

2. Consideration for Transfer. As of the date hereof, in exchange for the Transferred Assets, Buyer does hereby contribute, assign, transfer, convey and deliver to Recipient, and Recipient, at the direction of Seller, does hereby accept and assume from Buyer, the Consideration in the amount set forth for each Transferred Asset.

3. Further Actions. Each Party hereby agrees to execute and deliver such further instruments and take such other action as may be necessary to make effective the purchase and sale of the Transferred Assets for the Consideration contemplated by this Agreement.

4. Representations.

4.1 Organization; Authority. Each Party represents to the others that (a) it is a legal entity duly organized, validly existing and (where applicable) in good standing in its jurisdiction of organization; (b) it has full entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby; (c) the execution, delivery and performance of this Agreement by it have been duly and validly authorized by all action required on its part; and (d) this Agreement, when executed by the other parties hereto, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by creditors rights and that availability of equitable remedies may be limited.

4.2 Title. Seller represents to Buyer that Seller has good, valid and marketable title to, and is the sole Owner of, the Transferred Assets and, upon completion of the transfers contemplated hereby, Buyer will obtain good, valid and marketable title thereto, free and clear of all Liens other than Transaction-Specific Documentary Restrictions.

4.3 No Creation of Liens. The performance by Seller of its obligations under this Agreement will not result in the creation of any Lien upon the Transferred Assets.

4.4 No Prior Assignment, Conveyance, Transfer or Participation. None of the Transferred Assets are, as of the date hereof, subject to any prior assignment, conveyance, transfer or participation or agreement to assign, convey, transfer or participate, in whole or in part, except as may not be inconsistent with the terms of this Agreement or except as may result pursuant to this Agreement.

4.5 No Breach or Default. Seller is not in breach or default of any of its obligations under any of the Loan Documents. To Seller’s knowledge, no obligor or other credit party is in breach or default of any of its obligations under the Loan Documents.

4.6 No Conflict. Each party represents to the others that the execution, delivery and performance by it of its obligations under this Agreement do not and will not conflict with, result in a termination of, contravene or constitute a default under any applicable law order, judgment or decree of any authority; its organizational documents; or any agreement to which it is a party.

4.7 Consideration. Buyer represents to Seller and Recipient that (a) the issuance of the shares of its common stock constituting the Consideration (the “Shares”) has been duly authorized by Buyer’s board of directors; (b) upon issuance in exchange for the Transferred Assets, the shares will have been duly and validly issued and will be non-assessable.

4.8 Shares. Recipient hereby represents and warrants to, and covenants for the benefit of, Buyer that:

(1) Purchase Entirely for Own Account. This Agreement is made by Buyer with the other Parties in reliance upon Recipient’s representation to Buyer, which by Recipient’s execution of this Agreement Recipient hereby confirms, that the Shares are being acquired for investment for Recipient’s own account, and not as a nominee or agent and not with a view to the resale or public distribution by Recipient of any of the Shares,

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and that Recipient has no present intention of selling, granting any participation in, or otherwise distributing the Shares, in any case in violation of any securities registration requirement under applicable law, but subject nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, Recipient further represents that Recipient does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the Shares.

(2) Investment Experience. Recipient acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which Buyer operates) as to be capable of evaluating the merits and risks of the investment in the Shares. Recipient is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “1933 Act”).

(3) Restricted Securities. Recipient understands that the Shares are characterized as “restricted securities” under the United States securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may be resold without registration under the 1933 Act only in certain circumstances. In this connection, Recipient represents that it understands the resale limitations imposed by the 1933 Act and is generally familiar with the existing resale limitations imposed by Rule 144 under the 1933 Act.

5. Miscellaneous.

5.1 Entire Agreement; Amendments, Waivers, Etc. This Agreement embodies the entire agreement and understanding between the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Any and all schedules and exhibits to this Agreement are hereby incorporated in and made part of this Agreement (as such schedules and exhibits may be supplemented and amended from time to time). There are no representations, warranties or covenants by the Parties hereto relating to such subject matter other than those expressly set forth in this Agreement and in any writings expressly contemplated or required hereby. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by all the Parties hereto.

5.2 Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be executed as of the date first above written.

THL CREDIT PARTNERS BDC HOLDINGS, L.P.

By:	THL CREDIT PARTNERS BDC
HOLDINGS GP, LLC;
its general partner

By:	THL CREDIT PARTNERS GP, L.P.;
its sole member

By:	THL CREDIT GROUP GP, LLC,
its general partner

By:	/s/ James K. Hunt
James K. Hunt
Authorized Person

THL CREDIT, INC.

By:	/s/ Terrence W. Olson
Terrence W. Olson
Chief Financial Officer

THL CREDIT OPPORTUNITIES, L.P.

By:	THL CREDIT PARTNERS GP, L.P.;
its general partner

By:	THL CREDIT GROUP GP, LLC;
its general partner

By:	/s/ James K. Hunt
James K. Hunt
Authorized Person

[Signature Page to Purchase and Sale Agreement]

Schedule A

Transferred Assets

JDC Healthcare Management LLC, Senior Subordinated Note, Par Value $10,000,000

THLC JDC LLC Member Interest (66.67%) which holds 1,393 Class B Units of Jefferson Management Holdings LLC

LCP Capital Fund LLC, Member Interest, Capital Commitment $12,000,000

Anytime Worldwide LLC, Senior Secured Note, $12,900,000

Anytime Worldwide LLC, 157,257.10 Class A Units

Surgery Center Holdings, Inc., Senior Subordinated Note, Par Value $13,086,956.52

Surgery Center Holdings, Inc., Preferred Stock, Par Value $913,043.48

Surgery Center Holdings, LLC, 389,821 Class A-1 Units

Southern Quality Meats, Inc., Senior Subordinated Note, Par Value $12,000,000

Food Processing Holdings, LLC, 162.44 Class A Units

Food Processing Holdings, LLC, 406.09 Class B Units

Schedule B

Consideration

4,140,496 shares of common

stock of THL Credit, Inc., par

value $0.001 per share